PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 7, 2011

Caterpillar Financial Services Corporation
PowerNotes®
With Maturities of 9 Months or More from Date of Issue

We plan to offer and sell notes with various terms, which may include the following:

•	Maturity of 9 months or more from the date of issue

•	Interest at a fixed rate

•	Interest payment dates at monthly, quarterly, semi-annual or annual intervals

•	Book-entry (through The Depository Trust Company) form

•	Minimum denominations of U.S. $1,000 increased in multiples of $1,000

•	Redemption and/or repayment provisions, if applicable, whether mandatory or at our option or the option of the holder

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

You must pay for the notes by delivering the purchase price to an agent, unless you make other payment arrangements.

Investing in the notes involves certain risks. See "Risk Factors" on page S-3.
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Unless otherwise indicated in the applicable pricing supplement, the notes will be offered at a public offering price of 100% and the agents’ discounts or commissions will equal between 0.30% and 3.15%, and proceeds, before expenses, to us will equal between 99.70% and 96.85%. We may also sell notes without the assistance of the agents (whether acting as principal or as agent).

®Registered Trademark of Caterpillar Inc.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Incapital LLC
BofA Merrill Lynch
Citi
Edward D. Jones & Co., L.P.
Fidelity Capital Markets
a division of National Financial Services LLC
Morgan Stanley
UBS Investment Bank
Wells Fargo Securities
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April 7, 2011

Prospectus Supplement

Prospectus

You should rely only on the information incorporated by reference or contained in this prospectus supplement, the accompanying prospectus, any pricing supplement or any document to which we otherwise refer you. We have not authorized anyone to provide you with different information. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of their respective dates, regardless of the time of their delivery or any sale of the notes.

Some statements contained in this document or incorporated by reference into this document are forward looking and involve uncertainties that could significantly impact results. The words “believes,” “expects,” “estimates,” “anticipates,” “will be” and similar words or expressions identify forward-looking statements made on behalf of Caterpillar Financial. Uncertainties include factors that affect international businesses, as well as matters specific to Caterpillar Financial and the markets it serves, including the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. Please see Caterpillar Financial’s filings with the Securities and Exchange Commission for additional discussion of these uncertainties and factors. Caterpillar Financial disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future results or otherwise.

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SUMMARY

You should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement.

Issuer	Caterpillar Financial Services Corporation

Purchasing Agent	Incapital LLC

Title	PowerNotes®

Denomination	The authorized denominations of the notes will be $1,000 and any amount in excess thereof that is an integral multiple of $1,000.

Status	The notes are unsecured and unsubordinated obligations of Caterpillar Financial and will rate equally and ratably with all other unsecured and unsubordinated indebtedness of Caterpillar Financial.

Maturities	Due from nine months or more from the date of issue, as specified in the applicable pricing supplement.

Interest	• Each note will bear interest from the issue date at a fixed rate, which may be zero in the case of a zero-coupon note.

• Interest on each note, other than a zero-coupon note, will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date.

• Unless otherwise specified in the applicable pricing supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal	The principal amount of the notes will be payable on the maturity date of those notes at the corporate trust office of the trustee.

Redemption and Repayment	Unless otherwise provided in the applicable pricing supplement:

• the notes will not be redeemable prior to the maturity date at the option of Caterpillar Financial or repayable prior to the maturity date at the option of the holder; and

• the notes will not be subject to any sinking fund.

The pricing supplement relating to any note will indicate whether the holder of that note will have the right to require Caterpillar Financial to repay a note prior to its maturity date upon the death of the owner of such note.

Form of Notes and Clearance
The notes will be represented by global notes deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary’s nominee. Global notes will be exchangeable for definitive notes only in limited circumstances. See “Description of Notes — Book-Entry System.”

Trustee
U.S. Bank Trust National Association, Corporate Trust Department, 450 West 33rd Street, 16th Floor, New York, New York 10005, under an indenture dated as of April 15, 1985, as supplemented from time to time.

Agents
Incapital LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wells Fargo Advisors, LLC, as agents of Caterpillar Financial in connection with the offering of the notes.

Selling Group Members
Broker-dealers and/or securities firms that have executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of these agreements along with all other applicable laws and regulations. You may call 1-877-373-0322 for a list of selling group members or access the list on the Internet at www.catpowernotes.com.

ABOUT THIS PROSPECTUS SUPPLEMENT
AND PRICING SUPPLEMENTS

This prospectus supplement sets forth certain terms of the PowerNotes® (the “notes”) that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

Each time we offer notes pursuant to this prospectus supplement, we will attach a pricing supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” and “Documents Incorporated by Reference” in the prospectus.

In this prospectus supplement, the terms “Caterpillar Financial,” “we,” “us” and “our” mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries.

RISK FACTORS

Your investment in the notes will involve a number of risks. You should consider carefully the following risks, as well as the “Risk Factors” section included in our most recently filed annual report on Form 10-K and any subsequently filed quarterly report on Form 10-Q, before you decide that an investment in the notes is suitable for you, as well as the factors relating to our business generally and the other information that is included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should consult your own financial and legal advisors regarding the risks and suitability of an investment in the notes.

Redemption — We may choose to redeem notes when prevailing interest rates are relatively low.

If your notes are redeemable, we may choose to redeem your notes from time to time. In the event that prevailing interest rates are relatively low when we elect to redeem your notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

Uncertain Trading Markets — We cannot assure you that a trading market for your notes will ever develop or be maintained.

We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include:

•	the method of calculating the principal and interest for the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption features of the notes; and

•	the level, direction and volatility of market interest rates generally.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

DESCRIPTION OF NOTES

The notes we are offering by this prospectus supplement constitute a part of a series of debt securities for purposes of the indenture dated as of April 15, 1985, as supplemented from time to time. The notes will be on a parity in all respects with all debt securities issued under the indenture. For a description of the indenture and the rights of the holders of securities under the indenture, including the notes, see “Description of Debt Securities We May Offer” in the accompanying prospectus.

The following description of the particular terms of the notes we are offering supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of debt securities described in the accompanying prospectus, and we refer you to that description. The terms and conditions described in this section “Description of Notes” will apply to each note unless we otherwise specify in the applicable pricing supplement. Certain terms used in this prospectus supplement have the meanings given to those terms in the prospectus.

General Features of the Notes

The notes will be unsecured obligations of Caterpillar Financial and will be issued only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except as specified in “— Book-Entry System” below. As used in this prospectus supplement, the term “holder” means those who own notes registered in their own names and not those who own beneficial interests in notes issued in “book-entry” form through the depository. For more information on certificated and global notes, see “— Book-Entry System” below.

The notes will be offered on a continuous basis and will mature nine months or more from the date of issue, as recommended by the purchasing agent and agreed to by us.

The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, which is issued at more than a de minimis discount from its principal amount and provides that, upon redemption, repayment or acceleration of its maturity, an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal tax considerations of original issue discount notes, see “— Payment of Principal and Interest” and “Certain United States Federal Income Tax Consequences — United States Holders — Original Issue Discount.” Original issue discount notes will be treated as original issue discount securities for purposes of the indenture.

The notes may be registered for transfer or exchange at the principal office of the Corporate Trust Department of U.S. Bank Trust National Association (the “trustee”) in The City of New York.

Except as described in “Description of Debt Securities We May Offer — Certain Restrictions — Restrictions on Liens and Encumbrances” in the accompanying prospectus, the indenture does not contain any provision which will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations. In addition, although the support agreement between Caterpillar Inc. and us does provide that Caterpillar Inc. will ensure that we will maintain a tangible net worth of at least $20 million and will maintain a ratio of earnings and interest expense to interest expense of not less than 1.15 to 1, the indenture does not contain any provision which would afford holders of the notes other protection upon the occurrence of a highly leveraged transaction involving Caterpillar Financial which may adversely affect the creditworthiness of the notes. See “Description of Debt Securities We May Offer — Certain Restrictions” in the accompanying prospectus.

As used in this prospectus supplement, business day means, with respect to any note, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Payment of Principal and Interest

Payments of principal and interest, if any, at maturity will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in such funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, with respect to global notes will be paid in immediately available funds to the depositary or its nominee. The depositary will allocate payments relating to a global note and make payments to the owners or holders of the global notes in accordance with its existing operating procedures. Neither we nor the trustee shall have any responsibility or liability for these payments by the depositary. So long as the depositary or its nominee is the registered owner of any global note, the depositary or its nominee will be considered the sole owner or holder of such note for all purposes under the indenture.

Payments of interest, if any, with respect to any certificated note, other than amounts payable at maturity will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register.

Unless we otherwise specify in the applicable pricing supplement, if we redeem any original issue discount note as described below under “— Redemption and Repurchase,” or we repay any such note at the option of the holder as described below under “— Repayment at Option of Holder” and “— Repayment Upon Death,” or if the principal of any such note is declared to be due and payable immediately as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Events of Default and Notices,” the amount of principal due and payable with respect to the original issue discount note will be limited to the sum of the aggregate principal amount of the note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable, which accrual will be calculated using the “interest method,” computed in accordance with generally accepted accounting principles, in effect on the date of redemption, repayment or declaration, as applicable.

Each note, other than a zero-coupon note, will bear interest from and including the date of issue. Notes issued upon registration of transfer or exchange will bear interest from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Such interest will be payable at the fixed rate per annum stated in the note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date. However, interest payable at maturity or upon redemption, repayment or declaration will be payable to the person to whom principal will be payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of the note on such next succeeding regular record date. If the interest payment date or the maturity for any note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after that interest payment date or maturity, as the case may be. Unless we otherwise specify in the applicable pricing supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The interest payment dates for a note, other than a zero-coupon note, shall be as follows:

Interest Payments	Interest Payments Dates
Monthly	Fifteenth day of each calendar month, commencing in the first succeeding calendar month following the month in which the note is issued.
Quarterly	Fifteenth day of every third month, commencing in the third succeeding calendar month following the month in which the note is issued.
Semi-annual	Fifteenth day of every sixth month, commencing in the sixth succeeding calendar month following the month in which the note is issued.
Annual	Fifteenth day of every twelfth month, commencing in the twelfth succeeding calendar month following the month in which the note is issued.

Unless otherwise specified in the applicable pricing supplement, the regular record date with respect to any interest payment date will be the date 15 calendar days prior to such interest payment date, whether or not that date is a business day.

Interest rates we offer on the notes may differ depending upon, among other things, prevailing market conditions at the time of issuance as well as the aggregate principal amount of notes purchased in any single transaction. Interest rates and other variable terms of the notes are subject to change by us from time to time, but no such change will affect any note already issued or as to which an offer to purchase has been accepted by us.

Other Provisions Applicable to Notes

Any provisions with respect to the notes, including the determination and/or specification of the interest payment dates, the maturity or any other matter relating to such note, may be modified by the terms specified under “Other Terms” on the face of the note or in an addendum relating to such note, if so specified on the face of the note and in the applicable pricing supplement.

Book-Entry System

We have established a depository arrangement with The Depository Trust Company with respect to book-entry notes, the terms of which are summarized below.  Any additional or differing terms of the depository arrangement with respect to book-entry notes will be described in the applicable pricing supplement.

Upon issuance, all book-entry notes of like tenor and terms up to $500,000,000 in aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, specified currency, interest payment dates (if any), stated maturity date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single global security.  Each global security representing book-entry notes will be deposited with, or on behalf of, The Depository Trust Company and will be registered in the name of The Depository Trust Company or a nominee of The Depository Trust Company.  No global security may be transferred except as a whole by a nominee of The Depository Trust Company to The Depository Trust Company or to another nominee of The Depository Trust Company, or by The Depository Trust Company or that nominee to a successor of The Depository Trust Company or a nominee of that successor.

So long as The Depository Trust Company or its nominee is the holder of a global security, The Depository Trust Company or its nominee, as the case may be, will be the sole owner of the book-entry notes represented thereby for all purposes under the indenture.  Except as otherwise provided below, the beneficial owners of the global security or securities representing book-entry notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders of those notes for any purpose under the indenture, and no global security representing book-entry notes shall be exchangeable or transferable.  Accordingly, each beneficial owner must rely on the procedures of The Depository Trust Company and, if such beneficial owner is not a participant in The Depository Trust Company’s system, on the procedures of the participant through which that beneficial owner owns its interest in order to exercise any rights of a registered holder under such global security or the indenture.  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form.  Those limits and those laws may impair the ability to transfer beneficial interests in a global security representing book-entry notes.

The notes represented by one or more global notes are exchangeable for certificated notes of like tenor as such notes if:

•
the depositary for such global notes notifies us that it is unwilling or unable to continue as depositary for such global notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

•	we in our discretion at any time determine not to have all of the notes of such series represented by one or more global note or notes and notify the trustee of such determination, or

•	an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of such series.

Upon the occurrence of any of these exchanges, the certificated notes shall be registered in the names of the beneficial owners of the global security or securities representing book-entry notes, which names shall be provided by The Depository Trust Company’s participants (as identified by The Depository Trust Company) to the trustee.

Any note that is exchangeable pursuant to the preceding paragraph is exchangeable for certificated notes issuable in authorized denominations and registered in such names as The Depository Trust Company holding such global notes shall direct.  Except as we may otherwise specify in a pricing supplement, the authorized denominations of the notes denominated in U.S. dollars will be $1,000 or any greater amount that is an integral multiple of $1,000.  The authorized denominations of notes denominated in a specified currency other than U.S. dollars will be described in the applicable pricing supplement.  Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of The Depository Trust Company or its nominee.

The following is based on information furnished by The Depository Trust Company:

The Depository Trust Company will act as securities depositary for t book-entry notes. Book-entry notes will be issued as fully registered securities registered in the name of Cede & Co. (The Depository Trust Company’s partnership nominee). One fully registered global security will be issued for each issue of book-entry notes, each in the aggregate principal amount of that issue, and will be deposited with The Depository Trust Company. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global security will be issued with respect to each $500,000,000 of principal amount and an additional global security will be issued with respect to any remaining principal amount of such issue.

The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act or 1934, as amended. The Depository Trust Company holds securities that its participants (“participants”) deposit with it. The Depository Trust Company also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of The Depository Trust Company include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and other organizations. The Depository Trust Company is owned by a number of its direct participants and by the New York Stock Exchange, the NYSE Amex Equities, and the Financial Industry Regulatory Authority, Inc.  Access to The Depository Trust Company’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.

Purchases of book-entry notes under The Depository Trust Company’s system must be made by or through direct participants, which will receive a credit for those book-entry notes on The Depository Trust Company’s records. The beneficial ownership interest of each actual purchaser of each book-entry note represented by a global security (“beneficial owner”) is in turn to be recorded on the records of the direct participants and indirect participants. Beneficial owners will not receive written confirmation from The Depository Trust Company of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which that beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global security representing book-entry notes will not receive certificated notes representing their ownership interests in a global security, except in the event that use of the book-entry system for those book-entry notes is discontinued.

To facilitate subsequent transfers, all global securities representing book-entry notes which are deposited with, or on behalf of, The Depository Trust Company are registered in the name of The Depository Trust Company’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, The Depository Trust Company and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository Trust Company has no knowledge of the actual beneficial owners of interests in the global securities representing the book-entry notes. The Depository Trust Company’s records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by The Depository Trust Company to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the global securities representing book-entry notes. Under its usual procedures, The Depository Trust Company mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts book-entry notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and/or interest payments on the global securities representing book-entry notes will be made in immediately available funds to The Depository Trust Company. The Depository Trust Company’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on The Depository Trust Company’s records unless The Depository Trust Company has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of The Depository Trust Company, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to The Depository Trust Company is our responsibility or that of the trustee, disbursement of those payments to direct participants will be the responsibility of The Depository Trust Company, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

If applicable, redemption notices will be sent to Cede & Co. If less than all of the book-entry notes of like tenor and terms within an issue are being redeemed, The Depository Trust Company’s practice is to determine by lot the amount of the interest of each direct participant in that issue to be redeemed.

A beneficial owner will give notice of any option to elect to have its book-entry notes repaid by us, through its participant, to the trustee, and will effect delivery of those book-entry notes by causing the direct participant to transfer the participant’s interest in the global security or securities representing those book-entry notes, on The Depository Trust Company’s records, to the trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing those book-entry notes are transferred by direct participants on The Depository Trust Company’s records.

The Depository Trust Company may discontinue providing its services as securities depositary with respect to book-entry notes at any time by giving reasonable notice to us or the trustee. Under those circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through The Depository Trust Company (or a successor securities depository). In that event, certificated notes will be printed and delivered.

The information in this section concerning The Depository Trust Company and its system has been obtained from sources that we believe to be reliable, but neither we nor any agent take responsibility for the accuracy of that information.

Redemption and Repurchase

If we indicate in the pricing supplement relating to a note, such note will be redeemable at our option on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of redemption. The notes will not be subject to any sinking fund. We may redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice.

We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Repayment at Option of Holder

If we indicate in the pricing supplement relating to a note, such note will be repayable at the option of the holder on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of repayment.

In order for a note to be repaid, the trustee must receive at the principal office of the Corporate Trust Department of the trustee in The City of New York at least 30 days, but not more than 45 days, prior to the specified repayment date notice of the holder’s exercise of its repayment option as specified in the note. Exercise of the repayment option by the holder of a note will be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment, if any, is an authorized denomination.

The depositary or its nominee will be the holder of global notes and therefore will be the only entity that can exercise a right to repayment with respect to those notes. In order to ensure that the depositary or its nominee will timely exercise a right to repayment with respect to a particular global note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which the instruction must be given in order for timely notice to be delivered to the depositary.

Repayment Upon Death

The pricing supplement relating to any note will indicate whether the holder of such note will have the right to require us to repay a note prior to its maturity date upon the death of the owner of the note as described below (the “survivor’s option”). See the applicable pricing supplement to determine whether the survivor’s option applies to any particular note.

Pursuant to exercise of the survivor’s option, if applicable, we will, at our option, either repay or purchase any note (or portion thereof) properly tendered for repayment by or on behalf of the person (the “representative”) that has authority to act on behalf of the deceased owner of the beneficial interest in the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of the deceased beneficial owner) at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in the note plus accrued interest to the date of the repayment (or at a price equal to the amortized face amount for zero-coupon notes on the date of the repayment), subject to the following limitations. The survivor’s option may not be exercised until 12 months following the date of issue of the applicable notes. In addition, we may, in our sole discretion, limit the aggregate principal amount of notes as to which exercises of the survivor’s option will be accepted in any calendar year (the “annual put limitation”) to one percent (1%) of the outstanding aggregate principal amount of the notes as of the end of the most recent fiscal year, but not less than $1,000,000 in any calendar year, or a greater amount as we in our sole discretion may determine for any calendar year, and may limit to $200,000, or a greater amount as we in our sole discretion may determine for any calendar year, the aggregate principal amount of notes (or portions thereof) as to which exercise of the survivor’s option will be accepted in such calendar year with respect to any individual deceased owner of beneficial interests in such notes (the “individual put limitation”). Moreover, we will not make principal repayments or purchases pursuant to exercise of the survivor’s option in amounts that are less than $1,000, and, in the event that the limitations described in the preceding sentence would result in the partial repayment or repurchase of any note, the principal amount of the note remaining outstanding after repayment must be at least $1,000 (the minimum authorized denomination of the notes). Other than as described in the immediately following paragraph, any note (or portion thereof) tendered pursuant to exercise of the survivor’s option may not be withdrawn.

Each note (or portion thereof) that is tendered pursuant to valid exercise of the survivor’s option will be accepted promptly in the order all the notes are tendered, except for any note (or portion thereof) the acceptance of which would contravene (1) the annual put limitation, if applied, or (2) the individual put limitation, if applied, with respect to the relevant individual deceased owner of beneficial interests therein. If, as of the end of any calendar year, the aggregate principal amount of notes (or portions thereof) that have been accepted pursuant to exercise of the survivor’s option during such year has not exceeded the annual put limitation, if applied, for that year, any exercise(s) of the survivor’s option with respect to notes (or portions thereof) not accepted during that calendar year because the acceptance would have contravened the individual put limitation, if applied, with respect to an individual deceased owner of beneficial interests therein will be accepted in the order all the notes (or portions thereof) were tendered, to the extent that the exercise would not trigger the annual put limitation for that calendar year. We will repay any note (or portion thereof) accepted for repayment pursuant to exercise of the survivor’s option no later than the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. Each note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of the annual put limitation will be deemed to be tendered in the following calendar year in the order in which all the notes (or portions thereof) were originally tendered, unless the note (or portion thereof) is withdrawn by the representative for the deceased owner prior to its repayment. In the event that a note (or any portion thereof) tendered for repayment pursuant to valid exercise of the survivor’s option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder thereof at its last known address as indicated in the note register, that states the reason the note (or portion thereof) has not been accepted for payment.

Subject to the foregoing, in order for a survivor’s option to be validly exercised with respect to any note (or portion thereof), the trustee must receive from the representative of the deceased owner:

(1)	a written request for repayment signed by the representative, and the signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States,

(2)	tender of the note (or portion thereof) to be repaid,

(3)
appropriate evidence satisfactory to the trustee that (a) the representative has authority to act on behalf of the deceased beneficial owner, (b) the death of the beneficial owner has occurred and (c) the deceased was the owner of a beneficial interest in the note at the time of death,

(4)	if applicable, a properly executed assignment or endorsement, and

(5)
if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased’s ownership of a beneficial interest in the note.

Subject to our right to limit the aggregate principal amount of notes as to which exercises of the survivor’s option will be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties. The trustee will disburse payments it receives pursuant to exercise of the survivor’s option on the interest payment date following the first regular record date by which the trustee will have received the documents described in clauses (1) through (5) of the preceding paragraph.

The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment, together with interest accrued thereon to the repayment date. The death of a person owning a note by tenancy in common will be deemed the death of a holder of a note only with respect to the deceased holder’s interest in the note so held by tenancy in common; except that in the event a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note, will be deemed the death of the holder thereof for purposes of this provision, regardless of the registered holder, if the beneficial interest can be established to the satisfaction of the trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

In the case of repayment pursuant to the exercise of the survivor’s option, for notes represented by a global note, the depositary or its nominee will be the holder of the note and therefore will be the only entity that can exercise the survivor’s option for the note. To obtain repayment pursuant to exercise of the survivor’s option with respect to the note, the representative must provide to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

(1)	the documents described in clauses (1) and (3) of the third preceding paragraph, and

(2)	instructions to the broker or other entity to notify the depositary of the representative’s desire to obtain repayment pursuant to exercise of the survivor’s option.

The broker or other entity will provide to the trustee:

(1)	the documents received from the representative referred to in clause (1) of the preceding paragraph, and

(2)	a certificate satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor’s option to the appropriate representative. See “— Book-Entry System.”

A representative may obtain the forms used to exercise the survivor’s option from U.S. Bank Trust National Association, the trustee, at 100 Wall Street, 16th Floor, New York, New York 10005, or call the Corporate Trust Department at (212) 361-2893, during normal business hours.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Sidley Austin llp, our counsel, the following summary correctly describes certain material United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986, as amended, as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described in this prospectus supplement. This summary generally is addressed only to original purchasers of the notes who purchase notes at the issue price of the notes (except where otherwise specifically noted), deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as:

•	life insurance companies,

•	tax-exempt organizations,

•	financial institutions,

•	entities treated as partnerships for federal income tax purposes,

•	dealers in securities or currencies, or traders in securities that elect to mark to market,

•	notes held as a hedge or as part of a hedging, straddle or conversion transaction, or

•	holders whose functional currency is not the U.S. dollar.

This summary deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of the ownership of notes that are due to mature more than 30 years from the date of issue will be discussed in the applicable pricing supplement. Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations. The applicable pricing supplement may contain a discussion of the special United States federal income tax consequences applicable to particular notes.

United States Holders

This section describes the tax consequences to a United States holder. A United States holder is a beneficial owner of a note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation (including an entity treated as a corporation for United Stated federal income tax purposes) created or organized in the United States or any state (including the District of Columbia),

•	an estate whose income is subject to United States federal income tax on a net income basis in respect of the note, or

•
a trust if (i) a court within the United States can exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes.

If you are not a United States holder, this section does not apply to you. See “Non-United States Holders” below.

Payment of Interest

Except as described below, interest on a note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder’s regular method of tax accounting, provided that the interest is “qualified stated interest” (as defined below). Special rules governing the treatment of notes issued at an original issue discount are described under “Original Issue Discount” below.

Original Issue Discount

General Treatment.  The following is a summary of the principal United States federal income tax consequences of the ownership of notes issued with original issue discount. A note that has an issue price of less than its stated redemption price at maturity generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a note generally is the first price at which a substantial amount of the issue of notes is sold to the public (excluding bond houses, brokers or similar persons acting in the capacity of underwriters or wholesalers). The stated redemption price at maturity is the total amount of all payments provided by the note other than qualified stated interest payments.  Qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate or at certain variable rates. Qualified stated interest will be taxable to a United States holder when accrued or received in accordance with the United States holder’s regular method of tax accounting.

A note will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of 0.25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity). United States holders of notes having de minimis original issue discount generally must include such de minimis original issue discount in income as stated principal payments on the notes are made in proportion to the stated principal amount of the note.

United States holders of notes issued with original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder’s method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States holders of notes issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

The annual amount of original issue discount includable in income by the initial United States holder of a note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the note for each day on which such holder held the note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured, which intervals may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period.

The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the adjusted issue price of the note at the commencement of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of the note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the note. There is a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The yield to maturity of the note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

If a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, the first stated interest payment on the note is to be made within one year of the note’s issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

If a note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

United States holders of notes containing a survivor’s option issued with original issue discount should consult with their tax advisors regarding the effect of such feature to their particular circumstances.

For purposes of calculating the yield and maturity of a note subject to an issuer or holder right to accelerate principal repayment (respectively, a call option or put option), such call option or put option is presumed exercised if the yield on the note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such note’s yield and maturity and any related subsequent accruals of original issue discount.

Short-Term Notes.  A note that matures one year or less from the date of its issuance is called a short-term note. In general, an individual or other cash method United States holder of a short-term note is not required to accrue original issue discount for federal income tax purposes unless it elects to do so. United States holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks, common trust funds, holders who hold the note as part of certain identified hedging transactions, regulated investment companies and dealers in securities, are required to include original issue discount on such notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding.

In the case of a United States holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of such a note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders who are not subject to the current inclusion requirement described in the previous paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a short-term note, including stated interest, are included in the short-term note’s stated redemption price at maturity.

Premium and Market Discount

If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note’s stated redemption price at maturity, or, in the case of a note issued at an original issue discount, less than its adjusted issue price as of the date of purchase, the amount of the difference generally will be treated as market discount for United States federal income tax purposes. A note acquired at its original issue will not have market discount unless the note is purchased at less than its issue price. Market discount generally will be de minimis and hence disregarded, however, if it is less than the product of 0.25 percent of the stated redemption price at maturity of the note and the number of remaining complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

Under the market discount rules, a United States holder is required to treat any partial principal payment (or in the case of a note with original issue discount, any payment that does not constitute qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includable as ordinary income to the United States holder as if such holder had sold the note at its then fair market value. In addition, the United States holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a note, unless the United States holder elects to accrue on a constant yield basis. A United States holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

A United States holder who purchases a note issued at an original issue discount for an amount exceeding its adjusted issue price and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note with acquisition premium. The amount of original issue discount which such holder must include in gross income with respect to such note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the note’s acquisition.

A United States holder who acquires a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note at a premium equal in amount to such excess, and will not be required to include any original issue discount in income. A United States holder generally may elect to amortize such premium using a constant yield method over the remaining term of the note. The amortized premium will be treated as a reduction of the interest income from the note (and not as a separate item of deduction). Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the Internal Revenue Service. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

Constant Yield Election

A United States holder of a note may elect to include in income all interest and discount (including de minimis original issue discount and market discount), as adjusted by any premium with respect to such note based on a constant yield method, as described above. The election is made for the taxable year in which the United States holder acquired the note, and it may not be revoked without the consent of the Internal Revenue Service. If such election is made with respect to a note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

Sale and Retirement of the Notes

Upon the sale, exchange or retirement of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange or retirement and the United States holder’s adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount (see “Premium and Market Discount” above), which has not previously been included in income by the United States holder, and any accrued but unpaid interest. Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year.  Long-term capital gain of a noncorporate Unites States holder is generally taxed at preferential rates. A United States holder’s adjusted tax basis in a note will equal the cost of the note, increased by any original issue discount or market discount previously included in taxable income by the United States holder with respect to such note, and reduced by any amortizable bond premium applied to reduce interest on a note, any principal payments received by the United States holder and in the case of notes issued at an original issue discount, any other payments not constituting qualified stated interest (as defined above).

Special rules regarding the treatment of gain realized with respect to short-term notes issued at an original issue discount are described under “Original Issue Discount” above.

Backup Withholding and Information Reporting

A “backup withholding” tax and certain information reporting requirements may apply to payments of principal and interest (including any original issue discount) made to, and the proceeds of disposition of a note by, certain United States holders. Backup withholding will apply only if (i) the United States holder fails to furnish its Taxpayer Identification Number to the payor, (ii) the Internal Revenue Service notifies the payor that the United States holder has furnished an incorrect Taxpayer Identification Number, (iii) the Internal Revenue Service notifies the payor that the United States holder has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States holder fails to certify, under penalty of perjury, that it has both furnished a correct Taxpayer Identification Number and not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. However, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against the holder’s federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). United States holders that are individuals, estates or trusts, are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the notes.

Non-United States Holders

This section describes the tax consequences to a non-United States holder. You are a non-United States holder if you are the beneficial owner of a note (other than an entity treated as a partnership for United States federal income tax purposes) and are not a United States holder.

A non-United States holder generally will not be subject to United States federal withholding tax with respect to payments of principal and interest (including original issue discount) on notes, provided that (i) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the holder is not for United States federal income tax purposes a controlled foreign corporation related to us through stock ownership, (iii) the beneficial owner of the note certifies to us or our agent under penalties of perjury as to its status as a non-United States holder and complies with applicable identification procedures and (iv) the payment is not a payment of contingent interest (generally a payment based on or determined by reference to income, profits, cash flow, sales, dividends or other comparable attributes of the obligor or a party related to the obligor).

Special rules apply to partnerships, estates and trusts and, in certain circumstances, certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

A non-United States holder of a note generally will not be subject to United States federal income tax on any gain realized upon the sale, retirement or other disposition of a note, unless the holder is an individual who is present in the United States for 183 days or more during the taxable year of sale, retirement or other disposition and certain other conditions are met. If a non-United States holder of a note is engaged in a trade or business in the United States and income or gain from the note is effectively connected with the conduct of such trade or business, the non-United States holder will be exempt from withholding tax if appropriate certification has been provided, but will generally be subject to regular United States income tax on such income and gain in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or possible lower rate under an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments.

A note held by an individual who is a non-United States holder at the time of death will not be subject to United States federal estate tax upon such individual’s death if at the time of death (i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) payments with respect to the note would not have been effectively connected with a United States trade or business of such individual and (iii) payments with respect to the note would not be considered to be a payment of contingent interest as described above.

Backup withholding and information reporting will generally not apply to payments of principal and interest made to a non-United States holder by us on a note with respect to which the holder has provided the required certification, described above, under penalties of perjury of its non-United States holder status or has otherwise established an exemption. Interest payments to non-United States holders will be subject to information reporting on Form 1042-S. Payments on the sale, exchange or other disposition of a note by a non-United States holder effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period, a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50 percent of the income or capital interests, or certain United States branches of foreign banks or insurance companies, information reporting will be required unless the beneficial owner has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption.

Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Foreign Account Tax Compliance

On March 18, 2010, the Hiring Incentives to Restore Employment Act, or the HIRE Act, was signed into the law.  The HIRE Act will generally impose a withholding tax of 30% on interest income (including original issue discount) from, and the gross proceeds from a disposition of, debt obligations paid to a foreign financial institution, unless such foreign financial institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners).  In addition, the HIRE ACT will generally impose a withholding tax of 30% on interest income (including original issue discount) from, and the gross proceeds from a disposition of, debt obligations paid to a non-financial foreign entity unless such non-financial foreign entity provides the withholding agent with certain certification or information relating to U.S. ownership of the entity.  Under certain circumstances, such foreign persons might be eligible for refunds or credits of such taxes.  These rules generally would apply to payments made after December 31, 2012.  However, the withholding and reporting requirements under the HIRE Act will not apply to payments made on, or gross proceeds from a disposition of, any debt obligation issued and outstanding as of March 18, 2012.  Prospective investors should consult their tax advisors regarding the HIRE Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms of the Selling Agent Agreement dated as of April 7, 2011 the notes are offered from time to time by us through Incapital LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services LLC, Morgan

Stanley & Co. Incorporated, UBS Securities LLC and Wells Fargo Advisors, LLC, as agents under the Selling Agent Agreement. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. We may appoint additional agents to solicit sales of the notes. However, any such solicitation and sale of the notes will be on the same terms and conditions to which the agents have agreed.

We will pay the agents, through Incapital LLC, the purchasing agent, a commission to be divided among the agents as they shall agree for notes sold through the agents on an agency basis. Unless otherwise agreed for a particular offering of notes, the commission will range from 0.30% to 3.15% of the principal amount for each note sold, depending upon the maturity. Commissions with respect to notes with maturities in excess of 30 years will be negotiated between us and the purchasing agent at the time of sale. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part received by it on an agency basis. We reserve the right to withdraw, cancel or modify the offer without notice.

Following the solicitation of orders, the agents, severally and not jointly, may purchase notes from us through the purchasing agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, any note sold to an agent as principal will be purchased by the purchasing agent from us at a discount to the principal amount not to exceed the commission applicable to an agency sale of a note of identical maturity. Unless otherwise set forth in the applicable pricing supplement, the notes will be resold to one or more investors and other purchasers at a fixed public offering price.

In addition, the purchasing agent may, and with our consent the other agents may, offer the notes they have purchased as principal to other dealers that are part of the selling group. The purchasing agent may sell notes to other dealers at a discount not in excess of the discount it receives when purchasing the notes from us; and, if with our consent the other agents sell notes to dealers, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not, during the distribution of the notes, exceed the applicable reallowance amount. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

Each agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act.

No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See “Description of Notes — Book-Entry System” in this prospectus supplement.

In connection with an offering of the notes, the rules of the Securities and Exchange Commission permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e., if it sells a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent. In the dealer agreements, the selling group members have agreed to market and sell the notes in accordance with the terms of those agreements and all applicable laws and regulations. You may call 1-877-373-0322 for a list of selling group members or access the list on the Internet at www.catpowernotes.com.

The agents and their affiliates may engage in various general financing and banking transactions with us and our affiliates in the ordinary course of business and have received or may receive compensation from us in connection with such transactions.

VALIDITY OF NOTES

The validity of the notes will be passed upon by Sidley Austin llp, New York, New York, our counsel, and by Morrison & Foerster LLP, New York, New York, counsel for the agents.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Caterpillar Financial Services Corporation

Debt Securities

We may, from time to time, sell debt securities in one or more offerings pursuant to this prospectus.  The debt securities offered are solely our obligations and are not guaranteed by Caterpillar Inc.  The debt securities may consist of debentures, notes or other types of unsecured debt.  We will provide the specific terms of these securities in supplements to this prospectus.  This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.  We urge you to read carefully this prospectus and the applicable prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.  We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities.  For additional information on the method of sale, refer to the section entitled “Plan of Distribution” below.  The names of any underwriters, dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

Investing in the debt securities involves risk.  You should consider the risk factors referenced under the heading “Risk Factors” on page 1 of this prospectus and described under the heading “Risk Factors” in our most recently filed annual report on Form 10-K and, if applicable, any risk factors described in the accompanying prospectus supplement or any documents incorporated by reference in this prospectus before investing in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

April 7, 2011

We are responsible only for the information contained in this prospectus, any accompanying prospectus supplement, the documents incorporated by reference therein and any related free writing prospectus issued or authorized by us.  We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. You should assume that the information included in this prospectus or any prospectus supplement, or incorporated by reference therein, is accurate as of the date on the front cover of this prospectus or the prospectus supplement or the document incorporated by reference, as applicable.  Our business, financial condition, results of operations and prospects may have changed since then.  We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

i

RISK FACTORS

Investing in the debt securities to be offered pursuant to this prospectus involves certain risks.  For a discussion of the factors you should carefully consider before deciding to purchase any debt securities that may be offered, please read “Risk Factors” in our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q, as well as those risk factors that may be included in the applicable prospectus supplement and other information included or incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the SEC’s shelf registration process.  Under this shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  If so, the prospectus supplement should be read as superseding this prospectus.  You should read this prospectus, the applicable prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

In this prospectus, unless the context otherwise indicates, the terms “Caterpillar Financial,” “we,” “us” or “our” mean Caterpillar Financial Services Corporation and its wholly-owned subsidiaries, and the term “Caterpillar” means Caterpillar Inc. and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

These statements relate to future events or our future financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements.  In some cases, you can identify forward looking statements by terminology such as “expect,” “anticipate,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plan,” “project,” “believe” or the negative of these terms or similar terminology.

These statements are only predictions.  Actual events or results may differ materially because of factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as matters specific to us and the markets we serve, including the market’s acceptance of our products and services, the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements.  Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward looking statements after the date of this prospectus.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2010 (incorporated by reference in this prospectus) and similar sections in our subsequent filings that we incorporate by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.

Those risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

CATERPILLAR FINANCIAL SERVICES CORPORATION

Caterpillar Financial is a wholly-owned finance subsidiary of Caterpillar.  Our primary business is to provide retail financing and wholesale alternatives for Caterpillar products to customers and dealers around the world.  This retail financing is primarily comprised of the financing of Caterpillar equipment, machinery and engines.  In addition, we also provide financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products.  We also provide wholesale financing to Caterpillar dealers and purchase short-term dealer receivables from Caterpillar.  The various financing plans that we offer are primarily designed to increase the opportunity for sales of Caterpillar products and generate financing income for us.  A significant portion of our activities is conducted in North America.  However, we have additional offices and subsidiaries in Asia-Pacific, Europe and Latin America.  We have more than 25 years of experience in providing financing for Caterpillar products, contributing to our knowledge of asset values, industry trends, product structuring and customer needs.

We are a Delaware corporation that was incorporated in 1981 and are the successor to a company formed in 1954.  Our principal executive office is located at 2120 West End Avenue, Nashville, Tennessee 37203-0001 and our telephone number is (615) 341-1000.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the debt securities for financing and leasing transactions, customer and dealer loans and other corporate purposes.  We expect to incur additional indebtedness in connection with our financing operations.  However, the amount, timing and precise nature of that indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

RATIO OF PROFIT TO FIXED CHARGES

The table below sets forth our ratio of profit to fixed charges for each of the periods indicated:

Year Ended December 31,
2010	2009	2008	2007	2006
1.34	1.29	1.43	1.63	1.66

For the purpose of calculating this ratio, profit consists of income before income taxes plus fixed charges. Profit is reduced by our equity in profit of certain partnerships in which we participate.  Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

The debt securities will be issued pursuant to an indenture, dated as of April 15, 1985, or the indenture, as supplemented, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as trustee.  The trustee has two main roles.  First, the trustee can enforce your rights against us if we default.  There are some limitations on the extent to which the trustee acts on your behalf, described later under “—Events of Default and Notices.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section.  The indenture is an exhibit to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information” and “Documents Incorporated by Reference” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under the indenture as we wish.  The indenture does not limit the aggregate principal amount of debt securities which we may issue.  This section summarizes all the material terms of the debt securities that are common to all series (unless otherwise indicated in the prospectus supplement relating to a particular series).  Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture.  We describe the meaning for only the more important of those terms.  We also include references in parentheses to certain sections of the indenture.  Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement.

Our obligations, as well as the obligations of the trustee, run only to persons who are registered as holders of debt securities.  Investors who hold debt securities in accounts at banks, brokers, or other financial intermediaries or depositaries will not be recognized by us as registered holders of debt securities.  Accordingly, any right that holders may have under the indenture must be exercised through those intermediaries or depositaries.

We may issue the debt securities as “original issue discount securities,” which will be offered and sold at a substantial discount below their stated principal amount.  (section 101) The prospectus supplement relating to those original issue discount securities will describe federal income tax consequences and other special considerations applicable to them.  The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to those debt securities.  The prospectus supplement relating to the debt securities being offered will also describe any special considerations and certain special United States federal tax considerations applicable to those debt securities.

In addition, certain material financial, legal and other terms of the offered debt securities will be described in the prospectus supplement relating to those debt securities.  Those terms may vary from the terms described herein.  Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the offered debt securities described in the prospectus supplement.  The prospectus supplement relating to the offered debt securities is attached to the front of this prospectus.

Terms

The prospectus supplement relating to the series of debt securities being offered will provide the following terms:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•
the rate or rates per annum at which the offered debt securities will bear interest, if any, or the formula pursuant to which the rate or rates will be determined, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payment dates;

•	the place or places where principal of (and premium, if any) and interest on offered debt securities will be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•
if applicable, the price at which, the periods within which and the terms and conditions upon which the offered debt securities may, pursuant to any optional redemption provisions, or must, pursuant to any mandatory redemption provisions, be redeemed;

•	if applicable, the terms and conditions upon which the offered debt securities may be repayable prior to final maturity at the option of the holder (which option may be conditional);

•	the portion of the principal amount of the offered debt securities, if other than the principal amount, payable upon acceleration of maturity;

•
the currency or currencies, including composite currencies, in which principal (and premium, if any) and interest may be payable (which may be other than those in which the offered debt securities are stated to be payable);

•	any index pursuant to which the amount of payments of principal (and premium, if any) or interest may be determined;

•
whether all or any part of the offered debt securities will be issued in the form of a global security or securities and, if so, the depository for, and other terms relating to, the global security or securities; and

•	any other terms of the offered debt securities. (section 301)

Unless otherwise indicated in the applicable prospectus supplement, the offered debt securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000.  (section 302)  No service charge will be made for any transfer or exchange of the offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.  (section 305)

The debt securities are not secured by any of our property or assets.

Certain Restrictions

Support Agreement.  We have a support agreement with Caterpillar which provides, among other things, that Caterpillar will:

•	remain directly or indirectly, our sole owner;

•	ensure that we will maintain a tangible net worth of at least $20 million;

•	permit us to use (and we are required to use) the name “Caterpillar” in the conduct of our business; and

•	ensure that we maintain a ratio of earnings and interest expense (as defined in the support agreement) to interest expense of not less than 1.15 to 1.

The indenture provides that we:

•	will observe and perform in all material respects all of our covenants or agreements contained in the support agreement;

•	to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the support agreement; and

•
will not waive compliance under, amend in any material respect or terminate the support agreement; provided, however, that the support agreement may be amended if that amendment would not have a material adverse effect on the holders of any outstanding debt securities of any series or if the holders of at least 66⅔% in principal amount of the outstanding debt securities of each series so affected (excluding from the amount so outstanding and from such holders, the holders of such series who are not so affected) shall waive compliance with the provisions of this section insofar as it relates to that amendment.  (section 1004)

Restrictions on Liens and Encumbrances.  We will not create, assume or guarantee any secured debt without making effective provision for securing the debt securities (and, if we so determine, any other indebtedness of ours or guaranteed by us), equally and ratably with that secured debt.  The term “secured debt” means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of our property of any character.  This covenant does not apply to debt secured by:

•	certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by us;

•	mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by us;

•
mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time that corporation is merged into or consolidated with us or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us;

•
mortgages, including mortgages, pledges, liens, security interests or encumbrances, on our property in favor of the United States of America, any state thereof or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to those mortgages;

•
any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing four items; or

•	any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by us to one or more of our wholly-owned subsidiaries.

Notwithstanding the above, we may, without securing the debt securities, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all secured debt then outstanding (not including secured debt permitted under the foregoing exceptions) at such time does not exceed 5% of our consolidated net tangible assets.  (sections 101 and 1005)  The indenture provides that we will not consolidate or merge with, and will not convey, transfer or lease our property, substantially as an entirety, to, another corporation if as a result any of our properties or assets would become subject to a lien or mortgage not permitted by the terms of the indenture unless effective provision is made to secure the debt securities equally and ratably with (or prior to) all indebtedness thereby secured.  (section 801)

The term “consolidated net tangible assets” means, as of any particular time, the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in our and our subsidiaries’ most recent consolidated financial statements prepared in accordance with generally accepted accounting principles.

The term “subsidiary,” as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by us or by one or more other corporations, more than 50% of the outstanding stock of which is similarly owned or controlled.  (section 101)

The Trustee

The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.  (section 613)   In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture the trustee is a creditor of ours.

Events of Default and Notices

The following events are defined in the indenture as “events of default” with respect to debt securities of any series:

•	failure to pay principal of or premium, if any, on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 60 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	default in the performance, or breach, of any term or provision of those covenants contained in the indenture that are described under “— Certain Restrictions — Support Agreement”;

•
failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 25% in principal amount of the debt securities outstanding and affected thereby;

•	Caterpillar or one of its wholly-owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of our capital stock;

•
default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by us (including a default with respect to debt securities of any series other than that series), if such indebtedness has not been discharged or becomes no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of that series;

•	certain bankruptcy, insolvency or reorganization events relating to us;

•
certain bankruptcy, insolvency or reorganization events relating to Caterpillar or one of its subsidiaries if those events affect any significant part of our assets or those of any of our subsidiaries; and

•	any other event of default provided with respect to debt securities of that series. (section 501)

If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that declaration and its consequences.  (section 502)

Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of those original issue discount securities due on acceleration upon the occurrence of an event of default and its continuation.

The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, will give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, the trustee will be protected in withholding that notice if it in good faith determines that the withholding of that notice is in the interest of the holders of debt securities.  (section 602)

We will be required to furnish to the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each default.  (section 1006)

The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the debt securities of that series, and to waive certain defaults.  (sections 512 and 513)

Under the indenture, record dates may be set for certain actions to be taken by the holders with respect to events of default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee or waiving any default.  (sections 501, 502, 512 and 513)

The indenture provides that in case an event of default shall occur and be continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.  (section 601) Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with that request.  (section 603)

The occurrence of an event of default under the indenture may give rise to a cross-default under other series of debt securities issued under the indenture and other indebtedness of ours which may be outstanding from time to time.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than 66⅔% in aggregate principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such debt securities affected thereby:

•	change the stated maturity date of the principal of or premium, if any, or any installment of interest, if any, on any such debt security;

•	reduce the principal amount of or premium, if any, or the interest, if any, on any such debt security or the principal amount due upon acceleration of an original issue discount security;

•	change the place or currency of payment of principal of or premium, if any, or interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for certain actions of the holders with respect to consenting to any amendment.  (section 902)

Certain modifications and amendments of the indenture may be made by us and the trustee without the holders of outstanding debt securities consenting.  (section 901) These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect.  Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect.

The holders of not less than 66⅔% in aggregate principal amount of each series of the outstanding debt securities issued under the indenture may prospectively waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture.  (section 1007) The holders of at least a majority in aggregate principal amount of each series of the outstanding debt securities issued under the indenture may, on behalf of the holders of all outstanding debt securities of that series, waive any past default under the indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on any outstanding debt securities of that series or in respect of an indenture covenant which cannot be modified or amended without the consent of each holder of such debt securities.  (section 513)

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, a debt security will not be “outstanding” if (i) it has been surrendered for cancellation; (ii) we have deposited or set aside, in trust for its holder, money for its payment or redemption; (iii) the security has been paid by us pursuant to the indenture or exchanged for other debt securities; or (iv) we or one of our affiliates own the security.

The indenture also provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder:

•
the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of that determination upon acceleration of the maturity thereof; and

•
the principal amount of a debt security denominated in a foreign currency or a composite currency will be the U.S.  dollar equivalent, determined on the basis of the rate of exchange on the business day immediately preceding the date of our original issuance of the debt security in good faith, of the principal amount of that debt security (or, in the case of an original issue discount security, the U.S.  dollar equivalent, determined based on the rate of exchange prevailing on the business day immediately preceding the date of original issuance of that debt security, of the amount determined as provided in the first item above).  (section 101)

Governing Law

The indenture is, and, unless otherwise indicated in a prospectus supplement, the debt securities will be, governed by and construed in accordance with the laws of the State of New York.  (section 112)

PLAN OF DISTRIBUTION

We may sell the debt securities:

•	through underwriters or agents; or

•	directly to one or more purchasers.

We will describe in a prospectus supplement the particular terms of the offering of the debt securities, including the following:

•	the names of any underwriters or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any securities exchanges on which the securities of the series may be listed.

Underwriters or agents may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.  In connection with the sale of the debt securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The debt securities, when first issued, will have no established trading market.  Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in those debt securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for the debt securities.

Any underwriters or agents participating in the distribution of the debt securities may be underwriters as defined in the Securities Act and any discounts and commissions they receive and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act.  We may have agreements with the underwriters or agents to indemnify them against or provide contribution toward certain civil liabilities, including liabilities under the Securities Act.

In addition, certain of the underwriters or agents and their associates may be customers of, engage in transactions with, lend money to or perform services for us in the ordinary course of their businesses.

VALIDITY OF DEBT SECURITIES WE MAY OFFER

The validity of the debt securities will be passed upon for us by our counsel, Sidley Austin llp, New York, New York, and, unless otherwise indicated in a prospectus supplement relating to the offered debt securities, by Sullivan & Cromwell LLP, New York, New York, counsel for the underwriters or agents.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We and Caterpillar each file annual, quarterly and special reports, proxy statements (Caterpillar only) and other information with the SEC.  You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings (file number 001-11241) and the filings of Caterpillar (file number 001-00768) are also available to the public at the SEC’s web site at http://www.sec.gov.  Copies of our annual report on Form 10-K, quarterly reports on Form 10-Q and any amendments to these reports filed or furnished with the SEC are available free of charge through our Internet site (www.catfinancial.com) and Caterpillar's Internet site (www.caterpillar.com) as soon as reasonably practicable after filing with the SEC.  None of the information contained at any time on either our Internet site or Caterpillar’s Internet site is incorporated by reference into this prospectus.  You may also obtain and review the reports and other information concerning us at the offices of the New York Stock Exchange and the reports and other information concerning Caterpillar at the offices of the New York or Chicago Stock Exchanges.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information.  We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 22, 2011; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until such time as all of the debt securities covered by this prospectus have been sold.

We are not, however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 and 7.01 of Form 8-K.

Each of these documents is available from the SEC’s website and public reference room described above.  In addition, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q and any amendments to these reports filed or furnished with the SEC are available free of charge through our Internet site (www.catfinancial.com) and Caterpillar's Internet site (www.caterpillar.com).  None of the information contained at any time on our Internet site or Caterpillar’s Internet site is incorporated by reference into this prospectus.  You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

Caterpillar Financial Services Corporation
2120 West End Avenue
Nashville, Tennessee 37203-0001
Attn: Legal Department
Telephone: (615) 341-1000

You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and any accompanying prospectus supplement or any sale of the debt securities.  Additional updating information with respect to the matters discussed in this prospectus and any accompanying prospectus supplement may be provided in the future by means of appendices or supplements to this prospectus and any accompanying prospectus supplement or other documents including those incorporated by reference.